PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results

EDEN PRAIRIE, Minn.—July 20, 2011—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2011.

Total revenue for the first quarter of fiscal 2012 increased 13% to $8.21 million from $7.24 million in the prior-year quarter. The revenue increase was due to a 13% increase in product sales and a 14% increase in contract research and development revenue. Net income for the first quarter of fiscal 2012 increased 11% to $3.44 million, or $0.70 per diluted share, compared to $3.10 million, or $0.64 per diluted share, for the prior-year quarter.

“We are pleased to report strong earnings for the quarter, driven by record product sales and total revenue,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in continued growth in revenue and profits and uncertainties related to economic environments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and other reports filed with the SEC.

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                    NVE CORPORATION
                  STATEMENTS OF INCOME
   QUARTERS ENDED JUNE 30, 2011 AND 2010 (Unaudited)

                               Quarter Ended June 30
                                2011          2010
                            ------------  ------------
  Revenue
   Product sales             $ 7,023,274   $ 6,193,876
   Contract research and
    development                1,190,488     1,047,418
                            ------------  ------------
  Total revenue                8,213,762     7,241,294
  Cost of sales                2,595,592     2,075,804
                            ------------  ------------
  Gross profit                 5,618,170     5,165,490
  Expenses
   Selling, general, and
    administrative               615,830       628,386
   Research and
    development                  494,876       341,663
                            ------------  ------------
  Total expenses               1,110,706       970,049
                            ------------  ------------
  Income from operations       4,507,464     4,195,441
  Interest income                565,529       475,730
                            ------------  ------------
  Income before taxes          5,072,993     4,671,171
  Provision for income
   taxes                       1,633,765     1,570,074
                            ------------  ------------
  Net income                 $ 3,439,228   $ 3,101,097
                            ============  ============
  Net income per share --
   basic                          $ 0.72        $ 0.66
                            ============  ============
  Net income per share --
   diluted                        $ 0.70        $ 0.64
                            ============  ============
  Weighted average shares
   outstanding
   Basic                       4,776,198     4,700,583
   Diluted                     4,893,915     4,861,331

                       NVE CORPORATION
                       BALANCE SHEETS
                 JUNE 30 AND MARCH 31, 2011

                                                March 31,
                               June 30, 2011       2011
                               -------------  -------------
  ASSETS
  Current assets
   Cash and cash equivalents     $ 1,677,431      $ 952,209
   Marketable securities,
    short term                     9,599,679      7,970,358
   Accounts receivable, net
    of allowance for
    uncollectible accounts of
    $15,000                        3,402,982      3,596,239
   Inventories                     3,368,728      3,343,857
   Prepaid expenses and other
    assets                         1,037,664      1,185,306
                               -------------  -------------
  Total current assets            19,086,484     17,047,969
  Fixed assets
   Machinery and equipment         6,376,673      6,178,207
   Leasehold improvements            612,682        612,682
                               -------------  -------------
                                   6,989,355      6,790,889
   Less accumulated
    depreciation                   5,372,405      5,259,773
                               -------------  -------------
  Net fixed assets                 1,616,950      1,531,116
  Marketable securities, long
   term                           55,938,489     53,257,140
                               -------------  -------------
  Total assets                  $ 76,641,923   $ 71,836,225
                               =============  =============

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
   Accounts payable                $ 724,420      $ 731,580
   Accrued payroll and other         832,950        987,403
   Income taxes payable            1,374,763             --
   Deferred taxes                    198,723        146,693
                               -------------  -------------
  Total current liabilities        3,130,856      1,865,676

  Shareholders' equity
   Common stock                       47,762         47,762
   Additional paid-in capital     20,894,766     20,894,766
   Accumulated other
    comprehensive income           1,161,728      1,060,438
   Retained earnings              51,406,811     47,967,583
                               -------------  -------------
  Total shareholders' equity      73,511,067     69,970,549
                               -------------  -------------
  Total liabilities and
   shareholders' equity         $ 76,641,923   $ 71,836,225
                               =============  =============